Exhibit 99.1

Thursday, October 14, 2021
FOR IMMEDIATE RELEASE

Washington Federal Reports Earnings Per Share Of $2.39 For Fiscal 2021

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced annual earnings of $183,615,000 for the fiscal year ended September 30, 2021, an increase of $10,177,000 from earnings of $173,438,000 for the year ended September 30, 2020. After the effect of dividends on preferred stock, net income available for common shareholders was $2.39 per share for the fiscal year ended September 30, 2021, a $0.13 or 5.8% increase from $2.26 for the prior fiscal year. Return on common shareholders' equity for the fiscal year ended September 30, 2021 was 8.69% compared to 8.63% for the year ended September 30, 2020. Return on assets for the year ended September 30, 2021 was 0.95% compared to 1.00% for the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "We are a 104 year-old bank that is in the midst of re-inventing itself in a digital age, and fiscal 2021 was one of the best years we have ever experienced. Operating in an ongoing worldwide pandemic, WaFd Bank was able to generate record new loan originations, record core deposit balances, an eighth consecutive year of net recoveries (net loan charge-offs were less than zero), significant improvements in our Bank Secrecy Act program and improvements that resulted in a high degree of client satisfaction. We are believers in conscious capitalism, meaning that an organization can be a good corporate citizen by supporting its employees and communities while also delivering reasonable returns to its shareholders. The 4th quarter’s earnings per share of $0.72 is an all-time quarterly high (excluding non-recurring gains). Key performance indicators are trending in the right direction: our 4th quarter net interest margin improved on a linked quarter basis and year-over-year, loan repayments are slowing as market interest rates have increased, and we currently have the strongest loan pipeline in the Company’s history. We expect to stand apart from many of our peers in terms of loan growth, because in March of 2020, when many others pulled back, we leaned in to support our clients and to win new ones.
"One important achievement this year was the issuance of $300 million of perpetual preferred stock. Our intent was to use most of the proceeds from that February 2021 issuance for the repurchase of common stock, essentially replacing common stock with lower cost preferred stock. In our 2nd fiscal quarter, we announced a Dutch Tender offer to repurchase common shares at a price of up to $31, but only had $53 million in shares tendered. We are happy to report that subsequently, through the open market, we repurchased more shares and ultimately a total of $349 million worth during fiscal 2021 at an average price of $32.25 per share. The bottom-line result is that by effectuating this transaction, we have increased earnings per share to common shareholders by 4.1% going forward in perpetuity (assuming the Company's earnings are at or above the current level).
"All of this is fantastic, and we are very pleased and thankful for the work of WaFd bankers to capitalize on the opportunities presented. That said, we believe and understand that business cycles will occur - the economy expands, and it will contract. Today, the Company is enjoying the best of times in terms of credit, yet we know we are only one economic shock away from that changing and significant uncertainty still exists due to the COVID delta variant, etc. With this in mind we remain vigilant, so that when a downturn happens we expect to be financially prepared to withstand severe stress scenarios and be there to support our clients when they need us the most.
"Taking into consideration both the risks and opportunities in front of us, we believe our future is as bright today as it has ever been. Why? Our WaFd Bank team has earned the trust and confidence of our clients and our reputation is spreading. Thank you for your ongoing support."
Total assets were $19.7 billion as of September 30, 2021, an increase of 4.6% from $18.8 billion at September 30, 2020. The balance sheet grew substantially since September 30, 2020 due to the increase in customer deposits (noted below), which provided funding for growth in net loans by $1.0 billion, or 8.1%, while cash increased by $388 million.
Customer deposits totaled $15.5 billion as of September 30, 2021, an increase of $1.8 billion or 12.8% since September 30, 2020. Transaction accounts increased by $2.3 billion or 23.2% during the fiscal year 2021, while time deposits decreased $517 million or 13.0%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy. The focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of September 30, 2021, 77.8% of the Company's deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 96.6% of deposits at September 30, 2021. Deposit growth was stronger than loan growth, shifting the loan-to-deposit ratio to 89.0% at September 30, 2021 compared to 92.8% at September 30, 2020.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $1.72 billion as of September 30, 2021, a decrease of $980 million or 36.3% since September 30, 2020. Strong growth in deposits allowed the Company to reduce FHLB borrowings. Since September 30, 2020, cash flow hedges totaling $600 million were terminated and the associated FHLB borrowings were paid off. An additional $150 million unhedged borrowing was repaid prior to maturity (resulting in the prepayment fee noted below) and the remaining $230 million of unhedged borrowings were not renewed upon maturity. The weighted average rate for FHLB borrowings was 1.51% as of September 30, 2021, versus 1.79% at September 30, 2020, the decrease being primarily due to repayment of advances with higher rates. As of September 30, 2021, $1.4 billion of the $1.72 billion in outstanding FHLB advances have effective maturities greater than one year.
Record loan originations totaled $8.2 billion for fiscal year 2021 compared to $6.2 billion in fiscal year 2020. Fiscal 2021 included $322 million in SBA Paycheck Protection Program ("PPP") loan originations as compared to $782 million in fiscal 2020. Partially offsetting the loan origination volume in each of these years were loan repayments of $6.8 billion and $5.1 billion, respectively. Commercial loans represented 77% of all loan originations during fiscal 2021 with consumer loans accounting for the remaining 23%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable in this low-rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.47% as of September 30, 2021, a decrease from 3.71% at September 30, 2020, due primarily to payoffs of loans at higher than current market interest rates and new loans originated at current market rates.
Credit quality is being monitored closely and remains strong. As of September 30, 2021, non-performing assets remained low from a historical perspective and totaled $44 million, or 0.22% of total assets, compared to 0.20% at September 30, 2020. Since September 30, 2020, real estate owned increased by $3.2 million and non-accrual loans increased by $2.7 million. Delinquent loans were 0.19% of total loans at September 30, 2021 compared to 0.24% at September 30, 2020. The allowance for credit losses (including the reserve for unfunded commitments) totaled $199 million as of September 30, 2021 and was 1.22% of gross loans (1.24% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $192 million or 1.33% of gross loans as of September 30, 2020. Net recoveries were $6.3 million for fiscal year 2021 compared to net recoveries of $3.3 million in fiscal 2020. The Company has recorded net recoveries for eight consecutive years.
The Company recorded a provision for credit losses of $500 thousand in fiscal 2021, compared to provision of $21.8 million in fiscal 2020. The significant provision in 2020 was due to higher expected losses with the onset of the global pandemic. In fiscal 2021, provisioning for net growth in the loan portfolio was mostly offset by releases related to improvements in macroeconomic variables used in the forecast component of the reserve.
On February 8, 2021, the Company issued $300 million of 4.875% Fixed Rate Non-cumulative Perpetual Preferred Stock, Series A, which qualifies as additional Tier 1 capital. During fiscal 2021, the net proceeds from the preferred stock issuance were used to repurchase common stock. During fiscal 2021, the Company repurchased a total of 10.8 million shares of common stock at a weighted average price of $32.25 per share and has authorization to repurchase approximately 3.8 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, business opportunities and capital levels. On August 20, 2021, the Company paid a cash dividend of $0.23 per share to common stockholders of record on August 6, 2021, which was the Company’s 154th consecutive quarterly cash dividend. The Company paid a quarterly dividend on the preferred stock on July 15, 2021. Tangible common shareholders’ equity per share increased by $0.75 or 3.33% during fiscal 2021 to $23.27. The ratio of tangible shareholders' equity to tangible assets increased to 9.39% as of September 30, 2021.
Net interest income was $505 million for fiscal 2021, a increase of $36 million or 7.6% from the prior year. The increase in net interest income from the prior year was primarily due to average interest-earning assets increasing by $2.0 billion or 12.37% while average interest-bearing liabilities increased by $1.0 billion or 7.72%. Average noninterest-bearing deposits grew by $810 million over the same period. The change in net interest income was also impacted by the average rate earned on interest-earning assets declining by 58 basis points while the average rate paid on interest-bearing liabilities declined by 54 basis points. Net interest margin of 2.80% in fiscal 2021 was down from 2.93% for the prior year. Net interest margin of 2.88% in the 4th fiscal quarter of 2021 was up from 2.67% in the same quarter of the prior year.

Total other income was $61 million for fiscal year 2021, a decrease of $26 million from $87 million in the prior year. The decrease is primarily due a net gain of $30.7 million being recognized in fiscal 2020 from the sale and valuation adjustments of fixed assets, including a branch property in Bellevue, Washington. Fiscal 2021 included a gain of $4.7 million that was recorded for an equity investment based on an updated valuation. Fiscal year 2021 also included a gain of $14.1 million that was recognized on the partial termination of an interest rate swap being used to hedge a FHLB borrowing mostly offset by a $13.8 million loss on early repayment of a fixed-rate FHLB borrowing.
Total operating expenses were $332 million for fiscal 2021, an increase of $17 million or 5.4% from the prior year. Compensation and benefits costs increased $29 million or 19.32% year-over-year primarily due to annual merit increases, higher bonus compensation accruals related to strong deposit and loan growth, and strategic investments in top talent and contract staff to support strategic projects. Information technology costs decreased by $10.2 million in 2021, as fiscal 2020 reflected larger investments in new hardware and software as well as a $5.9 million impairment charge. Operating expenses were $85.7 million for the 4th fiscal quarter of 2021, an increase of $7.5 million or 9.6% from the same quarter a year ago due primarily to the compensation related changes noted above as well as a $2.5 million civil money penalty paid to the Office of the Comptroller of the Currency (“OCC”) that pertains to the previously-disclosed February 2018, Consent Order for Anti-Money Laundering and Bank Secrecy Act (“AML/BSA”) deficiencies. The Company’s efficiency ratio was 58.77% for fiscal 2021 as compared to 58.99% (adjusted) for the prior year. The unadjusted efficiency ratio for the twelve months ended September 30, 2020 was 56.71%. See below under “Non-GAAP Financial Measures” for a reconciliation. The efficiency ratio was 56.8% for the 4th fiscal quarter of 2021 compared to 62.1% for the same quarter a year ago.
For the year ended September 30, 2021, the Company recorded federal and state income tax expense of $50 million, which equates to a 21.24% effective tax rate. This compares to an effective tax rate of 20.87% for fiscal year 2020. The Company's effective tax rate for fiscal 2021 differs from the statutory rate mainly due to state taxes, tax-exempt income, tax-credit investments and adjustments to deferred tax items. The Company estimates that its effective tax rate going forward will be approximately 21%.
Washington Federal Bank, a national bank with headquarters in Seattle, Washington, has 219 branches in eight western states and does business as "WaFd Bank." To find out more, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information.

Non-GAAP Financial Measures
Adjusted other income of $55.4 million for the twelve months ended September 30, 2020 is calculated by subtracting the $31.6 million gain on the sale of the Bellevue, Washington branch property from GAAP other income of $87.0 million.
Adjusted other expense of $309.7 million for the twelve months ended September 30, 2020 is calculated by subtracting the $5.9 million impairment on systems hardware and software from GAAP other expense of $315.6 million.
Adjusted efficiency ratio of 58.99% for the twelve months ended September 30, 2020 is calculated by dividing adjusted other expense of $309.7 million by adjusted total income of $524.9 million (net interest income of $469.5 million plus adjusted other income of $55.4 million). The unadjusted efficiency ratio for the twelve months ended September 30, 2020 was 56.71%.
Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021.
This press release contains statements about the Company’s future that are not statements of historical fact, and that are subject to risks and uncertainties. These statements are "forward looking statements" for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the ongoing COVID-19 pandemic and the resulting governmental and societal responses, as well as the risks described in our filings with the Securities and Exchange Commission, including those identified under the caption “Risk Factors” in the Company’s Annual Reports on Form 10-K and quarterly reports on Form 10-Q. Caution should be taken in relying on any forward-looking statement.

The forward-looking statements included herein are made only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statement.

# # #
Contact:

Investor Relations
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2021	September 30, 2020
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$2,090,809	$1,702,977
Available-for-sale securities, at fair value	2,138,259	2,249,492
Held-to-maturity securities, at amortized cost	366,025	705,838
Loans receivable, net of allowance for loan losses of $171,300 and $166,955	13,833,570	12,792,317
Interest receivable	50,636	53,799
Premises and equipment, net	255,152	252,805
Real estate owned	8,204	4,966
FHLB and FRB stock	102,863	141,990
Bank owned life insurance	233,263	227,749
Intangible assets, including goodwill of $303,457 and $302,707	310,019	309,906
Federal and state income tax assets, net	3,877	5,708
Other assets	257,897	346,508
	$19,650,574	$18,794,055
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$12,085,971	$9,806,432
Time deposits	3,456,141	3,973,192
Total customer deposits	15,542,112	13,779,624
FHLB advances	1,720,000	2,700,000
Advance payments by borrowers for taxes and insurance	47,016	49,462
Accrued expenses and other liabilities	215,382	250,836
	17,524,510	16,779,922
Stockholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 0 shares issued; 300,000 and 0 shares outstanding	300,000	—
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,993,254 and 135,727,237 shares issued; 65,145,268 and 75,689,364 shares outstanding	135,993	135,727
Additional paid-in capital	1,678,622	1,678,843
Accumulated other comprehensive (loss) income, net of taxes	69,785	16,953
Treasury stock, at cost; 70,847,986 and 60,037,873 shares	(1,586,947)	(1,238,296)
Retained earnings	1,528,611	1,420,906
	2,126,064	2,014,133
	$19,650,574	$18,794,055
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$28.03	$26.61
Tangible common shareholders' equity per share	23.27	22.52
Shareholders' equity to total assets	10.82%	10.72%
Tangible shareholders' equity (TSE) to tangible assets	9.39	9.22
TSE + allowance for credit losses to tangible assets	10.28	10.12
Weighted average rates at period end
Loans and mortgage-backed securities	3.37%	3.55%
Combined loans, all interest-earning assets	2.80	3.03
Customer accounts	0.23	0.48
Borrowings	1.51	1.79
Combined cost of customer accounts and borrowings	0.35	0.69
Net interest spread	2.45	2.34

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$137,039	$132,165	$537,660	$545,708
Mortgage-backed securities	5,294	8,516	24,708	49,312
Investment securities and cash equivalents	7,253	6,433	29,242	26,245
	149,586	147,114	591,610	621,265
INTEREST EXPENSE
Customer accounts	8,568	18,800	42,313	100,312
FHLB advances and other borrowings	9,062	13,482	44,188	51,445
	17,630	32,282	86,501	151,757
Net interest income	131,956	114,832	505,109	469,508
Provision (release) for credit losses	(500)	6,500	500	21,750
Net interest income after provision (release)	132,456	108,332	504,609	447,758
OTHER INCOME
Gain (loss) on sale of investment securities	14	—	14	15,028
Gain (loss) on termination of hedging derivatives	—	—	14,110	—
Prepayment penalty on long-term debt	—	—	(13,788)	(13,809)
Loan fee income	1,887	1,062	6,899	7,293
Deposit fee income	6,499	5,854	24,686	23,691
Other income	10,603	4,155	28,640	54,757
	19,003	11,071	60,561	86,960
OTHER EXPENSE
Compensation and benefits	45,910	36,290	176,106	147,596
Occupancy	9,820	9,164	39,610	39,570
FDIC insurance premiums	3,450	3,634	14,368	10,939
Product delivery	5,092	4,450	18,505	17,010
Information technology	9,814	12,141	42,737	52,902
Other expense	11,577	12,488	41,133	47,541
	85,663	78,167	332,459	315,558
Gain (loss) on real estate owned, net	993	1,100	427	26
Income before income taxes	66,789	42,336	233,138	219,186
Income tax provision	14,418	7,993	49,523	45,748
Net Income	52,371	34,343	183,615	173,438
Dividends on preferred stock	3,656	—	10,034	—
Net Income available to common shareholders	$48,715	$34,343	$173,581	$173,438
PER SHARE DATA
Basic earnings	$0.72	$0.45	$2.39	$2.26
Diluted earnings	0.72	0.45	2.39	2.26
Cash dividends per share	0.23	0.22	0.91	0.87
Basic weighted average shares outstanding	67,227,280	75,705,930	72,529,188	76,721,969
Diluted weighted average shares outstanding	67,235,846	75,711,494	72,565,920	76,731,464
PERFORMANCE RATIOS
Return on average assets	1.07%	0.74%	0.95%	1.00%
Return on average common equity	10.36	6.83	8.69	8.63
Net interest margin	2.88	2.67	2.80	2.93
Efficiency ratio (a)	56.75	62.09	58.77	56.71
(a) Efficiency ratio for the twelve months ended September 30, 2020 excludes the impact of $31.6 million gain on sales of fixed assets and $5.9 million impairment charge on computer hardware and software.